Exhibit 10.27

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of July 1, 2004 is made by and between Wise Metals Group, LLC, a Delaware limited liability company, having an office at 857 Elkridge Landing Road, Suite 600, Linthicum, MD 21090 (the “Corporation”), and Randall R. Powers (“Executive”). The Corporation and Executive are referred to jointly below as the “Parties.”

WHEREAS, the Corporation desires to employ Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to accept employment by the Corporation on such terms and conditions.

NOW, THEREFORE, in consideration of the employment of Executive, the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Employment. Executive will be employed by the Corporation in the position of President and Chief Operating Officer. Executive will report to only the Corporation’s Chief Executive Officer. Executive’s primary responsibility will be managing the Corporation’s manufacturing operations in Listerhill, Alabama. Executive will carry out such duties as shall be assigned from time to time by the Corporation’s Chief Executive Officer. During the Employment Term (as defined below), Executive shall devote Executive’s reasonable best efforts, energies and abilities and Executive’s full business time, skill and attention to the business and affairs of the Corporation, and shall act at all times according to the highest professional standards, for the purpose of advancing the business of the Corporation. Executive shall comply with all policies and procedures adopted by the Corporation applicable to Executive during the course of employment.

2. Term. Subject to the Termination provisions below, Executive’s employment by the Corporation is for a term of four (4) years commencing on the date of this Agreement (the “Initial Employment Period”). Executive’s employment by the Corporation will continue for successive one year terms following expiration of the Initial Employment Period (the Initial Employment Period together with any subsequent employment period shall be referred to as the “Employment Term”), unless either party provides notice of intent not to renew not less than sixty (60) days prior to expiration of the then current term, or unless employment is terminated under the termination provisions below.

3. Compensation. (i) The Corporation shall pay Executive on a salary basis at an annual rate of $150,000 (the “Base Salary”). The Base Salary will be paid in equal installments in accordance with the Corporation’s standard payroll policies and schedule and is subject to tax and elective withholding and deductions. The Corporation may, in its sole discretion, increase the Base Salary on an annual or other basis. Executive shall also be eligible to participate in both the bonus program and Equity Program set forth below. The amount of any additional bonus compensation to Executive under any such program will be determined by the Board of Directors in its discretion; and

        (ii) Executive and the Corporation will enter into the Option Agreement attached as Exhibit A hereto.

4. Benefits.

        (i) Executive shall be entitled to the extent eligible to participate in any benefit plans as may be adopted and modified by the Corporation from time to time, including health and medical plans, life and disability insurance, paid holidays, vacations, and retirement plans. The benefits available to Executive shall be no less favorable than those available to other executives at similar levels within the organization. Benefits provided under this Agreement shall be subject to the terms and conditions of any applicable benefit plan, including any eligibility and vesting requirements, as such plans may be in effect from time to time;

                (b) Four weeks, accrues to extent not taken.

Perquisites: (ii) Executive shall be entitled to four weeks vacation each year. Insofar as vacation is not fully used in any year, it will expire; and

        (iii) The Corporation will also reimburse the Executive for all of his reasonable relocation expenses in moving to Muscle Shoals.

5. Bonus.

        (i) Executive will be entitled to an annual bonus based on a July 1 to June 30 year (“Bonus”) as set forth below:

                Insofar as Adjusted EBITDA (as defined in Exhibit B hereto) is:

                (a) equal to or less than the Annual Base Amount, Bonus will be zero;

                (b) equal to or greater than the Annual Maximum Amount, Bonus will be $150,000; and

                (c) greater than the Annual Base Amount and less than the Annual Maximum Amount, Bonus will be the amount determined by multiplying $150,000 by a fraction the numerator of which is the amount by which Adjusted EBITDA exceeds the Annual Base Amount and denominator of which is $15,000,000.

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        (d) The Annual Base Amounts and the Annual Maximum Amounts are defined as follows:

Year Ending	Annual Base Amount (in millions)	Annual Maximum Amount (in millions)
June 30, 2005	$45	$60
June 30, 2006	$50	$65
June 30, 2007	$55	$70
June 30, 2008	$60	$75

        (ii) In the event of a material acquisition or divestiture by the Corporation, or other event to render the above formula no longer equitable, the Corporation and the Executive will engage in good faith negotiations and will equitably adjust such formula.

6. Additional Payments. In the event that any payment or benefit made or provided to or for the Executive’s benefit in connection with this Agreement, Executive’s employment with the Corporation or the termination thereof (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any successor to such Section), the Corporation shall pay to you, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) which, after the imposition of all income, employment, excise and other taxes, penalties and interest related to such payment, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with Excise Tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 5 shall be made by an independent auditor (the “Auditor”) jointly selected by the Executive and the Corporation and paid by the Corporation. If the Executive and the Corporation cannot agree on the firm to serve as the Auditor, then the Executive and the Corporation shall each select one nationally-recognized independent accounting firm (with the fees and expenses of each such firm being paid by the Corporation), and those two firms shall jointly select the Auditor.

7. Other Activities. The employment of Executive shall be on a full-time basis, but Executive may be an investor or otherwise have an interest in or serve on the board of directors or advisory board to other businesses, partnerships and entities so long as the other activities of Executive do not materially interfere with the performance of Executive’s duties to the Corporation, and so long as such other activities do not cause Executive to violate the Restrictive Covenants incorporated herein in Section 12 of this Agreement, and so long as Executive discloses all such activities to the Chief Executive Officer of the Corporation. Nothing in this provision or this Agreement limits or restricts Executive’s duties and obligations, including the duty of loyalty, that arise under the law.

8. Termination by the Corporation. The Corporation may terminate the Employment Term:

(i) by giving Executive sixty (60) days’ prior written notice without Cause (as defined below), or

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(ii) for Cause (as defined below) based on objective factors determined in good faith by a majority of the Corporation as set forth in a written Notice of Termination to Executive specifying the reasons for termination and the failure of Executive to cure same within forty-five (45) days of Executive’s receipt of the Notice of Termination. “Cause” shall mean (a) Executive’s conviction of, guilty plea to, or plea of nolo contendere to, a felony, (b) illegal conduct or intentional misconduct by Executive in the performance of services for or on behalf of the Corporation, which conduct is materially detrimental to the business or operations of the Corporation, (c) willful neglect by Executive of Executive’s substantive duties, as assigned to Executive by the Chief Executive Officer of the Corporation from time to time, (d) material violation by Executive of the covenants set forth in this Agreement, or (e) violations of Sections 13, 14 or 15 above.

9. Termination by Executive. Executive may terminate the Employment Term (i) by giving the Corporation sixty (60) days’ prior written notice, or (ii) for Good Reason (as defined below), without notice, but subject to the Corporation’s right to cure the breach for a period of thirty (30) days. In the event of termination by notice under the preceding subsection (i), the Corporation in its discretion may elect a termination date that is earlier than the conclusion of the sixty (60) day notice period, but in the event of such election the termination shall still be deemed a voluntary termination by Executive under this Section. “Good Reason” means the occurrence of any of the following events without Executive’s express written consent:

(a)	The assignment to Executive of any duties materially inconsistent (except in the nature of a promotion) with Executive’s position in the Corporation and the responsibilities specified in this Agreement or a substantial adverse alteration in the nature of Executive’s position or responsibilities or in the conditions of employment;

(b)	A reduction by the Corporation of or a failure to pay Executive’s Base Salary, or a material reduction in benefits under this Agreement or under any other employee compensation or incentive plan in which Executive participates;

(c)	A relocation of the offices of the Executive to a place greater than thirty-five (35) miles in distance from the executive offices of the Corporation in Muscle Shoals, Alabama.

The Corporation shall have no obligations to Executive after Executive’s last day of employment following termination of employment under this Section, except as specifically set forth in this Agreement or under the option agreement, or as may be available to him under Alabama or United States federal law.

10. Automatic Termination. Notwithstanding the provisions of Section 2, Executive’s employment shall automatically terminate upon Executive’s death or Disability (as defined below). Executive shall be deemed to have a “Disability” for purposes of this Agreement if Executive is unable to substantially perform, by reason of physical or mental incapacity,

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Executive’s duties or obligations under this Agreement, for a period of one hundred and eighty (180) consecutive days in any 360-day period. The Board of Directors shall determine, according to the facts then available, whether and when the disability of Executive has occurred and shall state that date of termination in the Notice of Termination. Such determination shall be made by the Board of Directors in the exercise of reasonable discretion.

11. Certain Obligations of the Corporation Following Termination of the Employment Period. Following termination of the Employment Period under the circumstances described below, the Corporation will pay to Executive the following compensation and provide the following benefits in addition to any benefits to which the Executive may be entitled by law in full satisfaction and final settlement of any and all claims and demands that Executive or the Corporation may have against the other under this Agreement:

        (i) Without Cause by the Corporation or Good Reason by the Executive. In the event that the Employment Period is terminated by the Corporation without Cause pursuant to Section 8(i) hereof or by Executive for Good Reason pursuant to Section 9 hereof, Executive shall be entitled to the following payments:

                (a) Base Salary through the termination date;

                (b) The aggregate bonus he would have received for the year in which he was terminated; and

                (c) Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Corporation for a period of twelve months after the date of termination.

        (ii) Termination by Executive Without Good Reason or by the Corporation for Cause. In the event the Employment Period as terminated by Executive pursuant to 9(i) hereof without Good Reason or by the Corporation pursuant to Section 8(ii) hereof for Cause, Executive shall be entitled to no further compensation or other benefits under this Agreement except as to that portion of any unpaid Base Salary and other benefits accrued, earned or vested up to and including the effective date of such termination.

        (iii) Death; Disability. In the event that the Employment Period is terminated by reason of Executive’s death or for Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following payments:

                (a) Base Salary through the date of death or the date of termination as specified in the Notice of Termination in the event of Disability, plus Base Salary for an additional twelve months;

                (b) Any unpaid bonus previously awarded to Executive; and

                (c) The Corporation shall pay to Executive or Executive’s estate, as the case may be, the amounts and shall provide all benefits generally available under the Executive benefit plans, and the policies and practices of the Corporation, determined in

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accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued to the date of termination as specified in the Notice of Termination in the event of Disability or otherwise payable as a consequence of Executive’s death or Disability.

12. Nature of Payments. Upon termination of employment pursuant to Sections 8, 9 or 10, Executive will be released from any duties and obligations to the Corporation set forth in this Agreement (except the duties and obligations under the Restrictive Covenants and as set forth in Section 13 hereof) and the obligations of the Corporation to Executive will be as set forth in Section 13.

13. Non-Compete, Non-Solicitation.

        (i) Non-Compete. Executive covenants and agrees that for such period as he shall be employed by the Corporation and, in the event this Agreement expires or is terminated (other than due to a breach of this Agreement by the Corporation) for a period of twenty-four (24) months after such expiration or termination (the “Noncompete Period”), Executive will not, without the prior written consent of the Corporation, either directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, stockholder, investor (other than as a passive owner of not more than five percent (5%) of any class of securities traded on a national or regional stock exchange) or otherwise, alone or in association with any other person, firm, corporation or other business organization (each a “Person”), carry on, manage, control, consult with, render services for, or be engaged, concerned or take part in, or render like services to, or own any interest or share in earnings of any Person competing with the business of the Corporation and its Subsidiaries (“Wise Group”), as such business exists or is in process on the date of such expiration or termination within any geographical area in which Wise Group engages at any time during the Term.

        (ii) Non-Solicitation. During the Noncompete Period, Executive shall not, directly or indirectly through another Person, (i) induce or attempt to induce any employee of Wise Group to leave the employ of Wise Group, or in any way interfere with the relationship between Wise Group and any employee thereof, (ii) hire any person who was an employee of Wise Group at any time during the twenty-four (24) months immediately prior to the date this Agreement expires or is otherwise terminated or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wise Group to cease doing business with Wise Group, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wise Group (including, without limitation, making any statement which is intended or reasonably calculated to disparage or discredit Wise Group). During the Noncompete Period neither the Corporation nor its members or officers shall make any statement which is intended or reasonably calculated to disparage or discredit Executive.

        (iii) Enforcement. If, at the time of enforcement of this Section 13, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions

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contained in this Section 13 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

        (iv) Remedies and Equitable Relief. In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 13, the Corporation, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this Section 13, the Noncompete Period shall be tolled until such breach or violation has been cured; provided the Corporation has delivered written notification to Executive of the nature of such breach or threatened breach within a reasonable period of time after the discovery of such breach or threatened breach, unless a court determines that the Executive has not breached or violated this Agreement, in which case there shall be no tolling of the Noncompete Period.

14. Confidential Information. Executive acknowledges that he has and will participate in the development of and will be privy to trade secrets of the Wise Group, including, without limitation, strategic business plans, pricing and billing practices and technical information and other know-how (“Confidential Information”) that is the property of Wise Group. Therefore, Executive agrees that he shall not disclose to any Person other than as required by his obligations and duties hereunder or use for his own purposes any Confidential Information without the prior written consent of the Corporation, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions or as requested or required by law or court order (provided that Executive shall notify the Corporation promptly of such request or requirement so that the Corporation may seek an appropriate protective order). Executive shall deliver to the Corporation at the termination or expiration of Executive’s employment, or at any other time the Corporation may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of Wise Group which he may then possess or have under his control.

15. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Wise Group’s actual business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Wise Group (“Work Product”) belong to Wise Group; provided, that, insofar as Executive can present reasonable documentation of any expenses personally incurred by him in connection with any Work Product subject to this Section 15, the Corporation will promptly reimburse Executive for such expenses Executive shall promptly disclose such Work Product to the Corporation and, at the Corporation’s expense, perform all actions reasonably requested by the Corporation (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

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16. Indemnification.

        (i) Indemnification Terms. The Corporation agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent permitted or authorized by the Corporation’s certificate of incorporation or bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Corporation shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

        (ii) No Presumptions. Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 16(i) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Corporation (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

        (iii) Liability Insurance. The Corporation agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Corporation provides such coverage for its other executive officers, and which would provide coverage for the Executive after the Term of Employment for actions taken during the Term of Employment, including any claims brought within three (3) years after the termination of Executive’s employment.

17. Notices. Any and all notices provided for herein shall be in writing and shall be delivered by certified mail, return receipt requested or in person. Notice shall be deemed to have been given when notice is received by the party on whom the notice was served. Notice to the Corporation shall be addressed to the Corporation at its principal office, and notice to Executive at Executive’s last address as shown on the records of the Corporation.

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18. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to its internal conflicts of law provisions.

19. Severability. In the event that any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable or contrary to law or public policy, the enforceability of the other provisions in this Agreement shall not affected thereby.

20. Assignment. Executive recognizes that this is an agreement for personal services and that Executive may not assign this Agreement. The Agreement shall inure to the benefit of and binding upon the Corporation’s successors and assigns.

21. Entire Agreement/Amendment. This Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the Parties hereto with respect to the subject matter hereof, provided that this Agreement will not affect any other employee benefit or compensation plans to which the Executive has an interest. This Agreement may not be amended except by written agreement signed by both Parties.

22. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the Parties hereto and delivered to each of the other Parties hereto.

23. Waiver. The failure of either of the Parties to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the Parties to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

24. Capacity. The Executive and the Corporation hereby represent and warrant to the other that: (i) Executive or the Corporation has full power, authority and capacity to execute and deliver this Agreement, and to perform the Executive’s or the Corporation’s obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which Executive or the Corporation is a party or the Executive or the Corporation is otherwise bound; and (iii) this Agreement is the Executive’s or the Corporation’s valid and binding obligation in accordance with its terms.

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IN WITNESS WHEREOF, this Employment Agreement has been duly executed:

WISE METALS GROUP, LLC

By:	/s/ DANNY MENDELSON	/s/ RANDALL R. POWERS
	Danny Mendelson	Randall R. Powers

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EXHIBIT B

Adjusted EBITDA is EBITDA (defined as net income or loss before income taxes plus interest expense and fees, depreciation and amortization) adjusted as set forth in the financial statements of the Company, filed with or furnished to the Securities and Exchange Commission or to the Trustee of the Corporation’s 10¼% Notes. Adjusted EBITDA will be as determined from the Corporation’s financial statements for the 12-month period ending June 30, 2004.

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EXHIBIT A

Option Agreement

This agreement (the “Agreement”), dated as of July 1, 2004 (the “Grant Date”) is entered into pursuant to Section 3(a)(ii) of the Employment Agreement between the Corporation and the Executive (the “Employment Agreement”). All capitalized terms used hereunder shall have the same meaning as under the Employment Agreement or the Amended and Restated Limited Liability Company Agreement of Wise Metals Group LLC dated as of May 25, 2004 and from time to time in effect (the “Operating Agreement”).

1. Grant of Option. The Corporation hereby grants Executive a nonstatutory option (the “Option”) to purchase 4 membership units (the “Units”), which are equal to four percent (4%) of all the outstanding membership units which are outstanding on the date of this Agreement.

2. Term of Option. If not otherwise exercised, the Option will expire on the tenth anniversary of the Grant Date (the “Expiration Date”) or within one year from a change in control.

3. Exercise Price. The Exercise Price shall be $750,000 per Unit, which is no less than the Fair Market Value of a Unit at the Grant Date. “Fair Market Value” means, as of any date, if the Units have not been converted to an equivalent equity interest that is at the time either listed on any stock exchange or traded on the NASDAQ National Market, then the fair market value of a Unit as determined by the Managing Board, taking into account such factors as the Managing Board deem appropriate.

4. Administration. The Managing Board shall administer the Agreement. The Managing Board may interpret the Agreement, prescribe, amend, and rescind rules and regulations relating to it, and make such other determinations as it deems necessary or advisable for the administration of this Agreement. Neither the Managing Board nor any of its delegates shall be liable for any action taken or determination made in good faith hereunder.

5. Payment of Exercise Price.

(a) The Executive must pay the Exercise Price in United States dollars, in cash or by personal check payable to the order of the Corporation, at the time of purchase. Alternatively, the Executive may pay the Exercise Price, or any part of it, with: (i) Units owned by the Executive duly endorsed for transfer to the Corporation; or (ii) any combination of cash, personal check and Units meeting the requirements of clause (i) above. To the extent, the Executive can pay the Exercise Price by delivery of Units, the Executive may, subject to procedures satisfactory to the Managing Board, satisfy such delivery requirement by presenting proof of beneficial ownership of such Units, in which case the Corporation shall treat the Option as exercised without further payment, and shall withhold such number of Units from the Units acquired by the exercise of the Option.

(b) If the Corporation has a withholding obligation upon the Executive’s exercise of the Option, the Executive must satisfy this obligation by paying the amount of required withholding to the Corporation. If the Executive does not pay the amount of required withholding to the Corporation, the Corporation will withhold the minimum amount of funds required to cover all applicable federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise of the Option. If the Executive has transferred the Option pursuant to Section 7(b), the Executive must satisfy the Corporation’s withholding requirement by paying the Corporation the amount it is required to withhold with: (1) United States dollars in cash or by personal check; (ii) Units owned by the Executive and duly endorsed for transfer to the Corporation; or (iii) any combination of cash, personal check, and Units meeting the requirements of clause (ii) above.

(c) Units used to satisfy the Exercise Price and/or any minimum required withholding tax will be valued at their Fair Market Value as of the date of exercise.

(d) The Corporation will issue no Units pursuant to the Option before the Executive has: (i) paid the Exercise Price and, if applicable, the withholding obligation, in full; (ii) executed the Operating Agreement; and (iii) satisfied all conditions and/or restrictions applicable to the Options or Units.

6. Vesting. The Executive shall become vested in his Unit as follows:

(a) The Executive will become vested in one fourth of the Option, i.e., one Unit (x) on the first anniversary of the Grant Date, if he (i) remains continuously employed by the Corporation until that date, and (ii) the adjusted EBIDTA for the Corporation for the period ending June 30, 2005 is at least $50,000,000 or (y) on the second anniversary of the Grant Date if (i) he remains continuously employed by the Corporation until the first anniversary of the Grant Date, and (ii) the adjusted EBIDTA for the Corporation for the period ending June 30, 2006 is at least $50,000,000.

(b) The Executive will become vested in one-fourth of the Option (x) on the second anniversary of the Grant Date, if (i) he remains continuously employed by the Corporation until that date, and (ii) the adjusted EBIDTA for the Corporation for June 30, 2006 is at least $60,000,000; or (y) on the third anniversary of the Grant Date, if (i) he remains continuously employed by the Corporation until the second anniversary of the Grant Date, and (ii) the adjusted EBIDTA for the Corporation for June 30, 2007 is at least $60,000,000.

(c) The Executive will become vested in one-fourth of the Options (x) on the third anniversary of the Grant Date if (i) he remains continuously employed by the Corporation until the date, and (ii) the adjusted EBIDTA for the Corporation for June 30, 2007 is at least $70,000,000; or (y) on the fourth anniversary of the Grant Date if (i) he remains continuously employed by the Corporation until the third anniversary of the Grant Date, and (ii) and the adjusted EBIDTA for the Corporation for June 30, 2008 is at least $70,000,000.

(d) The Executive will become vested in one-fourth of the Option on the fourth anniversary of the Grant Date, if (i) he remains continuously employed by the Corporation until that date, and (ii) the adjusted EBIDTA for the Corporation June 30, 2008 is at least $75,000,000.

(e) Notwithstanding the foregoing, all of the Options granted to Executive shall become fully vested and immediately exercisable upon the occurrence of a Change in Control. “Change of Control” means (i) a Transfer by a Selling Member to other than a Permitted Transferee (in a sale consummated in a single Transfer or a series of related Transfers to a single purchaser or a group of purchasers as part of a single transaction) of 51% of the Percentage Interests held by all members or (ii) a sale of all or substantially all of the assets of the Corporation. Vesting will not be accelerated in the event of a conversion of the Corporation to a corporation, or on an initial public offering of the Corporation, or the death or Disability of the Executive.

(f) If the Corporation terminates the Executive without Cause, or the Executive terminates for Good Reason (collectively, an “Involuntary Termination”), in addition to the Options to which the Executive would be vested without regard to this Section 6(f), the Executive shall be vested in the one-fourth of the Options of which he has been deprived of the opportunity to vest by virtue of such Involuntary Termination of employment and, if the Executive would have had the opportunity to be vested in his prior year’s Option by the Corporation attaining an Adjusted EBIDTA level in the current year, then the Executive shall be vested in an additional one-fourth of his Option.

7. Termination of Service. After termination of service with the Corporation or any affiliates, the Executive’s right to exercise the Option will be subject to the following:

(a) Disability or Death. If the Executive terminates service through Disability or death, then all Options to the extent they were not vested and exercisable at such time, shall be forfeited, and the Executive (or in the case of his death, or in the case of his subsequent death if his termination of employment was on account of Disability his designated beneficiary or estate) may exercise the vested Option within the twelve month period following the termination of employment with the Corporation, but not later than the Expiration Date.

(b) Voluntary Termination. If the Executive voluntarily terminates service for any reason other than Good Reason, Disability, or death, then all Options to the extent they were not vested and exercisable at that time shall be forfeited, and the Executive may exercise the vested Option within the twelve month period following the termination but not later than the Expiration Date.

(c) Cause. Notwithstanding any other provision of this Agreement, the Executive will forfeit his right to exercise any Option, whether or not it has already vested, if the Managing Board determines in its sole discretion that the Executive has been discharged from service for Cause. To the extent such Options had been exercised prior to the Executive’s termination for Cause, the provision of Section 8 of the Agreement shall apply.

(d) Involuntary Termination. If there is an Involuntary Termination of the Executive’s employment, the Executive will forfeit any Option to the extent not vested and exercisable pursuant to Section 6(f) of the Agreement, and may exercise the Option to the extent that it was vested and exercisable on such date, but not later than the Expiration Date.

8. Cancellation of Option. The Managing Board may cancel, rescind, suspend or otherwise limit or restrict any unexpired option at any time if the Executive engages in Detrimental Activity. In the event the Executive engages in Detrimental Activity at any time prior to or during the six month period after any exercise of any Option, such exercise may be rescinded until the later of two years after the exercise of such Option, or two years after the Detrimental Activity. Upon such rescission, the Corporation may request the Executive either to (1) deliver and transfer to the Corporation the Units received by Executive upon such exercise, or (ii) repay to the Corporation the difference between the Fair Market Value of the Units at date of exercise and the Exercise Price. Further, the Corporation shall be entitled to set-off any such amount against any amount owed to the Executive by the Corporation, under the Employment Agreement or otherwise. Further, if the Corporation commences an action against the Executive (by way of claim or counterclaim and including a declaratory claim)in which it is preliminarily or finally determined that the Executive engaged in Detrimental Activity, the Executive shall reimburse the Corporation for all costs and fees incurred in such action including, but not limited to, the Corporation’s reasonable attorneys’ and paralegals’ fees. As used hereunder, “Detrimental Activity” shall include [but not be limited to] activity that at any time during or after his employment with the Corporation would allow the Corporation to terminate the Executive for Cause.

9. Nontransferability of Options.

(a) The Executive may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the Option, other than by will or the laws of descent and distribution. The Corporation will not be required (i) to transfer on its books any Units that have been sold or transferred, or (ii) to treat as owner of such Units, to accord the right to vote as such owner or to pay dividends to any transferee to whom such Units have been transferred, in violation of this Agreement, or the Operating Agreement.

(b) Notwithstanding the foregoing the Executive may transfer his Options, without consideration, and subject to such rules as the Managing Board may provide, to a Permitted Transferee; provided, however, that (i) the Executive gives the Managing Board written notice describing the terms and condition of the proposed transfer and (ii) the Managing Board notifies the Executive in writing that such transfer is acceptable.

The terms of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference hereunder to the Executive shall be deemed to refer to the Permitted Transferee, except that

(i) the Permitted Transferee shall not be entitled to transfer any Options other than by will the laws of descent and distribution

(ii) The Permitted Transferee shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the Units to be acquired pursuant to the exercise of such Option if the Managing Board determines that such registration statement is necessary or appropriate

(iii) The consequences of termination of the Executive’s employment by the Corporation hereunder shall continue to be applied with respect to the

Executive following which the Options shall be exercisable by the Permitted Transferee only to the extent and for the periods specified hereunder.

(c) During the Executive’s lifetime, only the Executive (or a transferee pursuant to paragraph (b) above) or his (or the transferee’s) guardian or legal representative may exercise the Option. The Managing Board may, in its discretion, require a guardian or legal representative to supply it with the evidence the Managing Board reasonably deems necessary to establish the authority of the guardian or legal representative to exercise the Option on behalf of the Executive or transferee, as the case may be.

10. Antidilution. If the Units, as currently constituted, are changed into or exchanged for a different number or kind of Units or other securities of the Corporation or of another corporation, partnership, limited liability company or other entity (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of Units, or otherwise) or if the number of Units is increased through the payment of a distribution, then the Managing Board may substitute for or add to each Unit previously appropriated, later subject to, or which may become subject to, an Option, the number and kind of Units or other securities into which each outstanding Unit was changed for which each such Unit was exchanged, or to which each such Unit is entitled, as the case may to. The Managing Board may also appropriately amend outstanding Options as to price and other terms, to the extent necessary to reflect the events described above. If there is any other change in the number or kind of the outstanding Units, or any stock or other securities into which the outstanding Units have been changed, or for which they have been exchanged, the Managing Board may appropriately adjust any Option already made or which may be made afterward.

Fractional Units resulting from any adjustment in Options pursuant to this section may be settled in cash or otherwise as the Managing Board determines. The Corporation will give notice of any adjustment to the Executive and the adjustment (whether or not such notice is given) will be effective and binding for all purposes hereunder.

11. Adjustment of Option upon the Occurrence of Certain Unusual or Nonrecurring Events. The Managing Board is authorized to make equitable adjustments in the terms and conditions of the Option, and the criteria included therein, in recognition of unusual or nonrecurring events (including, without limitation, a Change in Control under Section 6(e) or an event requiring equitable adjustment under Section 10) affecting the Corporation [or any Affiliate], or the financial statement of the Corporation [or any Affiliate], or of changes in applicable laws, regulations or accounting principles, or the interpretation thereof by courts and/or administrative agencies wherein the Managing Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder to the Executive.

12. Conversion to a Corporation. In the event that the Corporation is converted into a corporation, then the Executive’s Options to acquire Units shall be converted into Options to purchase shares in the corporation. The parties hereto intend that any such options place Executive in the same economic position as he was under this Agreement immediately prior to such conversion to a corporation.

13. Use of Proceeds. The Corporation shall use the cash proceeds it receives from the exercise of the Option for corporate purposes.

14. Certain Tax Consequences. Executive acknowledges that the Option granted hereunder is not an incentive stock option for federal income tax purposes and that both the grant of the Option and the exercise thereof may have various tax consequences under federal and state laws. Executive has discussed such issues with his personal tax advisor. Executive must report the grant of the Option to the Internal Revenue Service (Internal Revenue Code Reg § 1.61-15(c)) and may be required to report to the grant to the state tax authority under applicable state law.

15. Designation of Beneficiary. The Executive may, from time to time, name any designated beneficiary (who may be named contingently or successively) to whom any benefit hereunder is to be paid in case the Executive should die before receiving any or all of his benefits. Each beneficiary designation will revoke all prior designations by the Executive, must be in a form prescribed by the Managing Board, and must be made during the Executive’s lifetime. If a designated beneficiary predeceases the Executive or no beneficiary has been designated, or if all records relating to designation of beneficiary have been lost or destroyed, benefits remaining unpaid at the Executive’s death will be paid to the Executive’s estate. In addition, a designated beneficiary may disclaim his or her benefit hereunder in accordance with Internal Revenue Code Section 2518 and applicable State laws.

16. No Obligation to Exercise Options. Neither the Executive nor his Permitted Transferee nor his designated beneficiary is or will be obligated by the grant of the Option to exercise the Option.

17. No Limitation on the Rights of the Corporation. The grant of the Option does not and will not in any way affect the right or power of the Corporation to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

18. Agreement not a Contract of Employment. This Agreement shall not be construed as conferring any legal right of the Executive to continue to be employed in the service of the Corporation, nor will it interfere with the Corporation’s right to discharge the Executive.

19. Rights as Unitholder. Before the date as of which the Executive is recorded on the books of the Corporation a holder of any Units underlying the Option, the Executive will have no rights as a Member with respect to these Units.

20. Cancellation and New Grant of Grants. In addition to, and not in limitation of, the provisions contained herein, the Managing Board has the authority to effect, at any time and from time to time, with the consent of the Executive, (a) the cancellation of the Option and the grant in substitution therefor of a new option covering the same or different numbers of interests in the Corporation and having an exercise price per Unit which may be lower or higher than the exercise price per Unit of the canceled Options or (b) the amendment of the terms of this Agreement to provide an Option exercise price per Unit which is higher or lower than the then-current exercise price per Unit of such outstanding Options.

21. Successors. All obligations of the Corporation under this Agreement will be binding on any successor to the Corporation whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business and or assets of the Corporation, or a merger, consolidation or otherwise.

22. Amendment. This Agreement may be amended solely by written agreement of the Managing Board and the Executive.

23. Alternative Option. Notwithstanding Section 6(e), no acceleration of exercisability and vesting shall occur with respect to any Option as a result of the occurrence of a

Change of Control if the Managing Board reasonably determines in good faith, prior to the occurrence of such Change of Control, that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an “Alternative Option”) by the new employer, Provided that any such Alternative Option must:

(a) provide the Executive with rights and entitlements substantially equivalent to or better than the material rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise and vesting schedule, and identical or better timing and methods of payment;

(b) have substantially equivalent economic value to such Option (determined at the time of the applicable Change of Control and taking into account any payment that may be made to the Participant in respect of such Option); and

(c) have terms and conditions which provide that in the event that the Executive suffers an Involuntary Termination within [two years] following a Change of Control:

(i) any conditions to the Executive’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Option shall be waived or shall lapse, as the case may be; or

(ii) the Executive shall have the right to surrender such Alternative Option within 30 days following such Involuntary Termination in exchange for a payment in cash equal to the excess of the Fair Market Value of the securities subject to the Alternative Option over the price, if any, that the Executive would be required to pay to exercise such Alternative Option.

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